Exhibit 10.1

EMPLOYMENT AGREEMENT

        THIS AGREEMENT, dated as of this 2nd day of May 2006, by and between LIFETIME BRANDS, INC., a Delaware corporation (the “Employer”), and JEFFREY SIEGEL (the “Executive”).

W I T N E S S E T H:

        WHEREAS, the Executive is willing to serve as the Chairman and Chief Executive Officer of the Employer and the Employer desires to retain the Executive in such capacity on the terms and conditions herein set forth; and

        NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.     Employment and Duties.

(a)     General. Effective as of January 1, 2006 (the “Effective Date”), the Employer hereby employs the Executive as the President and Chief Executive Officer and as the Chairman of the Board of Directors of the Employer, and the Executive agrees upon the terms and conditions herein set forth to be employed by the Employer. In such capacity, the Executive shall report directly to the Board of Directors of the Employer. The Executive shall perform all of the duties normally accorded to such position, as directed by the Board of Directors. The Employment Agreement dated April 6, 2001 is hereby terminated as of the Effective Date.

(b)     Services. For so long as the Executive is employed by the Employer, the Executive shall perform his duties faithfully and shall devote his full business time, attention and energies to businesses of the Employer, and while employed, shall not engage in any other business activity that is in conflict with his duties and obligations to the Employer.

(c)     No Other Employment. During the Term, the Executive shall not, directly or indirectly, render services to any other person or organization for which he receives compensation; provided, however, that upon the receipt of the Board’s prior written approval to be granted in its sole discretion, which approval shall not unreasonably be withheld, the Executive may accept an election to the board of directors of no more than two other companies without being deemed to have violated Section 1(b) hereof, provided that such activities do not otherwise conflict with his duties and obligations to the Employer. No such approval will be required if the Executive seeks to perform services without direct compensation therefore in connection with the management of personal investments or in connection with the performance of charitable and civic activities, provided that such activities do not contravene the provisions of Section 1(b) and Section 5 thereof.

(d)     Board Membership. The Executive is currently Chairman and a member of the Board of Directors of the Employer. The Employer shall recommend that Executive be nominated for re-election to the Board and to be re-appointed Chairman of the Board annually during the Term. Upon request by the Employer at the end of the Term, or upon notice given by the Employer or Employee of the intention not to extend the Term, the Executive shall resign his membership on the Board of Directors and resign as Chairman at the time he is no longer employed by the Employer.

2.     Term of Employment.

    Term.        The term of the Executive’s employment under this Agreement shall commence on the Effective Date and continue until December 31, 2010 (the “Term”), unless his employment is sooner terminated pursuant to the provisions of Section 4 hereof ; provided, however, that commencing on December 31, 2010 and on each anniversary of that date thereafter, the Term shall be extended for an additional one year period unless either party gives notice of the intention not to extend the Term at least 90 days prior to each such anniversary date.

3.     Compensation and Other Benefits. Subject to the provisions of this Agreement, the Employer shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for all services rendered hereunder:

        The Compensation Committee referred to herein shall consist of not less than two members of the Board of Directors, each of whom is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code, as amended.

(a)     Salary. As of the Effective Date, the Employer shall pay to the Executive a base salary (the “Salary”) at an initial annualized rate of $900,000, payable to the Executive in accordance with the normal payroll practices of the Employer as are in effect from time to time. On an annual basis, commencing on January 1, 2007, the amount of the Executive’s Salary shall be reviewed by the Employer and shall be increased, but not decreased, by the percentage by which the Bureau of Labor Statistics Consumer Price Index for All Urban Consumers (CPI-U) all items index, New York–Northern New Jersey–Long Island, NY-NJ-CT-PA (the “Relevant CPI Index”) for the calendar year ending December 31 immediately preceding the January 1 in question, increased over the Relevant CPI Index for the previous calendar year. For example, if the Relevant CPI Index for the calendar year ending December 31, 2006 increased by 1% over the Relevant CPI Index for the calendar year ending December 31, 2005, the Executive’s Salary shall increase by 1% effective January 1, 2007. The total Salary paid in any given year pursuant to this Section, plus any other payments which would be subject to the limits of Section 162(m) (other than the payments made pursuant to Paragraph 3(e) of this Agreement) shall not exceed $1,000,000 or such other limit as may be contained in any amendment to Section 162(m) of the Internal Revenue Code, provided the total Salary shall not be reduced to less than $1,000,000 regardless of any amendment.

(b)     Annual Cash IBIT Performance Bonus for Increase in Income Before Income Taxes. In each year of the Agreement, commencing for the year ended December 31, 2006, the Executive shall receive an Annual Cash IBIT Performance Bonus of 3.5% (three and one-half percent) of the annual increase of the Employer’s Income Before Income Taxes (“IBIT”) over the Employer’s IBIT for the immediately prior year, as determined by the Employer’s independent auditors, using Generally Accepted Accounting Principles and reported in the Employer’s Consolidated Statements of Income in its Annual Report, except however, that for purposes of determining the Annual Cash IBIT Performance Bonus, IBIT shall exclude extraordinary items that appear on the audited financial statements as extraordinary items.

Salary paid to the Executive shall not be excluded in determining IBIT; but the amount of the annual cash bonus to be paid or accrued shall be excluded in both years of the comparison. Charges to income resulting from grants of stock options or other equity based compensation shall not be considered extraordinary items or items outside of the ordinary course of business and therefore shall not be excluded from IBIT (except such grants shall be excluded from the calculation of IBIT for 2006 only when IBIT for 2006 is compared to 2005; such grants shall not be excluded from 2006 when 2007 is compared to 2006). As examples, at the end of 2006, the Executive shall receive an Annual Cash IBIT Performance Bonus of 3.5% of the increase in the Employer’s 2006 IBIT over the Employer’s 2005 IBIT, in each case with the exclusions and inclusions set forth above. For 2007, the Executive shall receive an Annual Cash IBIT Performance Bonus of 3.5% of the increase in the Employer’s 2007 IBIT over the Employer’s 2006 IBIT, in each case with the exclusions and inclusions set forth above. The Annual Cash IBIT Performance Bonus for any year shall be paid to the Executive no later than March15 of the following year or as soon thereafter as is administratively practical. The Executive shall be entitled to participate in any other annual bonus plan maintained by the Employer for its senior executives on such terms and conditions as may be determined from time to time by the Compensation Committee of the Board. Anything herein to the contrary notwithstanding, no payment to the Executive will be made under this paragraph 3(b) unless and until the “material terms” of the performance goal under which the payments in this paragraph 3(b) are to be made are disclosed to the shareholders of the Employer and approved by a separate majority of the vote of said shareholders (“Shareholder Approval”), in accordance with section 162(m) of the Code and the regulations promulgated thereunder. If such Shareholder Approval is not obtained, the Executive shall forfeit his right to receive compensation under this paragraph 3(b). In the event Shareholder Approval is not obtained and the Executive forfeits his right to receive compensation under this paragraph 3(b), the Employer and the Executive agree to enter into good faith negotiations to restructure the Executive’s salary and bonus in such manner as to achieve the original intent of this agreement provided that the agreement as restructured conforms to the requirements and limitations of section 162(m) of the Code and the regulations promulgated thereunder. Furthermore, anything herein to the contrary notwithstanding, in determining the bonus payable under this paragraph 3(b) for the year ended December 31, 2006, results for the first quarter of each of 2005 and 2006 shall be disregarded.

(c)     Annual Cash EIBIT Performance Bonus for Income Before Income Tax. The Executive shall receive an Annual Cash EIBIT Performance Bonus of 2.5% (two and one-half percent) of the annual Employer’s Income Before Income Taxes (“EIBIT”). Additionally, if the Executive is entitled to an amount under the first sentence of this paragraph 3(c), he shall also receive 2.5% (two and one-half percent) of an amount equal to the sum of his base salary and the Performance Bonus Payments under this Paragraph 3(c), all as determined by the Employer’s independent auditors, using Generally Accepted Accounting Principles and reported in the Employer’s Consolidated Statements of Income in its Annual Report, except however, that for purposes of determining the Annual Cash EIBIT Performance Bonus, EIBIT shall exclude extraordinary items that appear on the audited financial statements as extraordinary items. Charges to income resulting from grants of stock options or other equity based compensation shall not be considered extraordinary items or items outside of the ordinary course of business and therefore shall not be excluded from EIBIT. The total of salary and Annual Cash EIBIT Performance Bonus paid to Executive in any year shall not exceed $1,800,000 (One Million Eight Hundred Thousand Dollars). The Annual Cash EIBIT Performance Bonus for any year shall be paid to the Executive no later than March 15 of the following year or as soon thereafter as is administratively practical. The Executive shall be entitled to participate in any other annual bonus plan maintained by the Employer for its senior executives on such terms and conditions as may be determined from time to time by the Compensation Committee of the Board. Anything herein to the contrary notwithstanding, no payment to the Executive will be made under this paragraph 3(c) unless and until the “material terms” of the performance goal under which the payments in this paragraph 3(c) are to be made are disclosed to the shareholders of the Employer and approved by a separate majority of the vote of said shareholders (“Shareholder Approval”), in accordance with section 162(m) of the Code and the regulations promulgated thereunder. If such Shareholder Approval is not obtained, the Executive shall forfeit his right to receive compensation under this paragraph 3(c). In the event Shareholder Approval is not obtained and the Executive forfeits his right to receive compensation under this paragraph 3(c), the Employer and the Executive agree to enter into good faith negotiations to restructure the Executive’s salary and bonus in such manner as to achieve the original intent of this Agreement provided that the Agreement as restructured conforms to the requirements and limitations of section 162(m) of the Code and the regulations promulgated thereunder. Furthermore, anything herein to the contrary notwithstanding, in determining the bonus payable under this paragraph 3(c) for the year ended December 31, 2006, results for the first quarter of 2006 shall be disregarded.

(d)     Option Grant. On the date of the execution of this Agreement, or as soon thereafter as is administratively practical, the Employer shall grant the Executive an option to purchase 250,000 shares of the Employer’s common stock (the “Stock”) pursuant to the Employer’s 2000 Long-Term Incentive Plan, as it may be amended from time to time. The options shall be exercisable no more than five (5) years from the date of grant. The options shall have an exercise price equal to the fair market value of the Stock on the date of grant. One third of the options shall vest on December 31, 2006, and the balance shall vest quarterly in eight equal quarterly installments thereafter commencing on March 31, 2007.

(e)     The Employment Agreement dated April 6, 2001. $350,000 (Three Hundred Fifty Thousand Dollars) that was due under the now terminated Agreement dated April 6, 2001 shall be paid, at the request of the Employer (due, in part, to the potential application of Section 162(m) of the Internal Revenue Code)) to Executive as follows: (a) $150,000 (One Hundred Fifty Thousand Dollars) on July 1, 2006 plus simple interest on this amount at prime rate from the Effective Date; (b) $150,000 (One Hundred Fifty Thousand Dollars) plus simple interest at prime rate on this amount from the Effective Date, on January 1, 2007 and (c) $50,000 (Fifty Thousand Dollars) plus simple interest on this amount at prime rate from the Effective Date on January 1, 2008. In addition, the Employer shall pay to Executive $125,000 (One Hundred Twenty-Five Thousand Dollars) as a signing bonus promptly upon execution of this Agreement.

(f)     Expenses.

(i)     It is contemplated that, in connection with his employment hereunder, the Executive may be required to incur reasonable business, entertainment and travel expenses. The Employer shall promptly reimburse the Executive in full for all reasonable and necessary business, entertainment and other related expenses, including first class travel expenses for travel that is scheduled to take more than four (4) hours, incurred or expended by him incident to the performance of Executive’s duties hereunder, upon submission of appropriate documentation or receipts in accordance with the policies and procedures of the Employer as in effect from time to time. It is understood that certain business of the Employer, involving travel of more than three (3) days, will require or benefit from the presence of Executive’s spouse (or significant other), and this clause (f) applies as well to such expenses relating to her.

(ii)    The Employer agrees to reimburse the Executive in full for services paid by the Executive, or pay directly upon submission by the Executive to the Corporation of statements for services payable by the Executive, rendered by any person or persons of the Executive’s choice that the Executive retains to advise the Executive with regard to legal, financial, investment and/or tax advice, and the drafting of wills and trusts in connection with estate planning; provided however such reimbursement or payment shall not in the aggregate exceed ten thousand dollars ($10,000) during any twelve (12) month period.

(iii)    In addition, the Executive shall also be reimbursed up to twenty thousand dollars $20,000 for legal fees incurred in connection with this Agreement.

(g)    Pension, Welfare and Fringe Benefits. During the Term, the Executive shall be eligible to participate in the pension, medical, disability and life insurance plans applicable to senior executives of the Employer generally in accordance with the terms of such plans as in effect from time to time. The foregoing shall not be construed to limit the ability of the Employer or any of its affiliates to amend, modify or terminate any such benefit plans, policies or programs at any time and from time to time.

(h)    Life, Disability Insurance.

(i)    The Executive agrees that the Corporation may at any time or times and for the Corporation’s own benefit apply for and take out life, health, accident and other insurance covering the Executive either independently or together with others, in an amount the Corporation deems to be in its best interests and the Corporation may maintain any existing insurance policies on the life of the Executive owned by the Corporation. The Corporation shall own all rights in the insurance and in the cash value and proceeds thereof and the Executive shall not have any right, title or interest therein.

(ii)    Life, Disability Insurance.

(A) The Employer shall reimburse the Executive up to a maximum of $60,000 (Sixty Thousand Dollars for premiums paid per year during the Term with respect to 15 year level term life insurance policies with an aggregate face value of $5,750,000 on the life of the Executive that will be owned by Executive’s life insurance trust or for which the Executive’s life insurance trust will be the beneficiary. To the extent that the insurance premiums reimbursed to the Executive by the Company in any year with respect to the life insurance policies referred to in this Section exceed the average income that had been reported to the Executive by the Company on Form W-2 for tax years 2002 through 2005 with respect to split-dollar life insurance referred to in Section 5 of that Certain Employment Agreement dated as of April 6, 2001 between the Company and the Executive (the “Additional Life Insurance Policy Income”), the Executive shall be entitled to receive a payment (the “Gross-Up Payment”) from the Company in an amount such that the net amount retained by the Executive, after the calculation and reduction for any federal, state, and local income taxes and employment taxes on the Gross-Up Payment, shall be equal to the Additional Life Insurance Policy Income.

(B) In addition to what the Executive is otherwise entitled to under the Employer’s group long term disability insurance plan for executives (the “Standard Plan”), the Employer shall also provide the Executive with long term disability insurance pursuant to the Employer’s group disability policy, if obtainable, and structured for tax consequences similar to the Standard Plan in an amount sufficient to pay the Executive an additional $15,000 per month during the term of this Agreement, in the event the Executive becomes disabled and his employment is terminated pursuant to Section 4 (f).

        (i)Vacation. During each year of the Term the Executive shall be eligible for thirty (30) days paid vacation, in accordance with the policies periodically established by the Board for similarly situated senior executives of the Employer, plus an additional ten (10) days paid vacation in recognition of his performance and years of service.

        (j) Automobile Allowance. During the Term of the Executive’s employment hereunder, the Employer shall provide the Executive with the type(s) of automobile(s) and reimbursement of expenses incurred in connection therewith, comparable to those heretofore provided to the Executive as an officer of the Corporation during its fiscal year ended December 31. 2005.

        4. Termination of Employment. Subject to the notice and other provisions of this Section 4, the Employer shall have the right to terminate the Executive’s employment hereunder, and the Executive shall have the right to resign, at any time for any reason or for no stated reason.

        (a) Termination for Cause; Resignation Without Good Reason.

(i) If, prior to the expiration of the Term, the Executive’s employment is terminated by the Employer for “Cause” (as defined below) or if the Executive resigns from his employment hereunder other than for “Good Reason” (as defined below), the Executive shall be entitled to the following amounts only: (A) payment of his Salary accrued up to and including the date of termination or resignation, (B) payment in lieu of any accrued but unused vacation time, and (C) payment of any unreimbursed expenses (collectively, the “Accrued Obligations”). Except to the extent required by the terms of the programs described in Section 3(g) or applicable law, the Executive shall have no further right under this Agreement or otherwise to receive any other compensation or to participate in any other plan, program or arrangement after such termination or resignation of employment.

(ii) “Cause” means that the Executive has (A) committed any act of willful misconduct, including fraud, in connection with his employment by the Employer; (B) materially breached any provision of the Agreement, which breach has not been cured within 10 business days after receiving written notice of such breach; (C) failed, refused or neglected, other than by reason of a Disability (as defined below), to timely perform any material duty or obligation under the Agreement or to comply with any lawful directive of the Board, which failure, refusal or neglect has not been cured within 10 business days after receiving written notice thereof; (D) been formally indicted for a crime involving moral turpitude, dishonesty, fraud or unethical business conduct; (E) violated a fiduciary obligation to the Employer; (F) been determined by a governmental body or other appropriate authority to have violated any material law or regulation that is applicable to the Employer’s businesses, or entered into a consent order concerning a violation of any material law or regulation that is applicable to the Employer’s business; or (G) become the subject of an SEC action or administrative proceeding which has been commenced against him. Upon a cure of the acts set forth in subsections (B) or (C) by the Executive within the 10 business day cure period to the reasonable satisfaction of the Board, such event shall no longer constitute Cause for purposes of this Agreement.

(iii) “Good Reason” means the occurrence of any of the following without the Executive’s prior written consent: (A) a material diminution in the Executive’s duties, or the assignment to the Executive of duties materially inconsistent with his authority, responsibilities and reporting requirements as set forth in Section 1 of this Agreement; (B) the failure of the Board or a nominating committee thereof to nominate the Executive for election to the Board; (C) the Employer, the Board or any person controlling the Employer requires the Executive to relocate his principal place of employment to a location outside of a fifty mile radius from its current location, over the objection of the Executive unless such relocation is as the result of exigent circumstances as determined by the Board; or (D) the failure of the Employer to obtain the assumption in writing of its obligations to perform this Agreement by any successor to all or substantially all of the business or assets of the Employer not later than the effective date of such transaction. In the event that Executive elects to terminate the Agreement for Good Reason, he shall notify the Employer in writing of the grounds for such termination within thirty (30) days of the commencement of such condition and the Employer shall have twenty (20) days from receipt of such notice to cure such condition.

(iv) Termination of the Executive’s employment for Cause shall be communicated by delivery to the Executive of a written notice from the Employer stating that the Executive will be terminated for Cause, specifying the particulars thereof and the effective date of such termination; provided, however, that no such written notice shall be effective unless the cure period specified in Section 4(a)(ii)(B) or (C) (if applicable) has expired without the Executive having corrected the event or events subject to cure. The date of a resignation by the Executive without Good Reason shall be the date specified in a written notice of resignation from the Executive to the Employer; provided, however, that the Executive shall provide at least 30 days’ advance written notice of resignation without Good Reason.

        (b) Involuntary Termination.

(i) If, prior to the expiration of the Term, the Employer terminates the Executive’s employment for any reason other than Disability or Cause or the Executive resigns from his employment hereunder for Good Reason (such a resignation or termination being hereinafter referred to as an “Involuntary Termination”), the Executive shall be entitled to payment of the Accrued Obligations. In addition, in the event of the Executive’s Involuntary Termination, the Employer shall, conditioned upon the Executive’s execution of a customary release of all claims against the Employer and its officers, directors, shareholders and affiliates, if any, in a form prescribed by the Employer, pay to the Executive as severance (the “Severance Payment”), (x) 1/36 of the prior three years’ total of Salary and EIBIT Performance Bonus (and, if necessary to reach a three year total, a portion of compensation paid pursuant to Section 3(a) and (b)(i) of the Employment Agreement dated April 6, 2001), times (y) the number of remaining months in the Term. The Severance Payment shall be paid as follows: (i) a lump sum payment equal to the lesser of (a) the Severance Payment, and (b) an amount equal to the Change in Control Severance Payment (as if Section 4(c) were applicable) shall be paid to the Executive no later than thirty (30) days after the date of the termination of employment, and (ii)(a) if the Employer has not within ninety (90) days of the Involuntary Termination executed a definitive agreement to enter into a transaction the consummation of which would result in a “Change in Control”, the balance of the Severance Payment (if any) shall be paid to the Executive in a lump sum no later than ninety (90) days after the date of the termination of employment, or (b) if the Employer has within ninety (90) days of the Involuntary Termination executed a definitive agreement to enter into a transaction the consummation of which would result in a “Change in Control”, the balance of the Severance Payment (if any) shall be paid to the Executive in a lump sum only if the transaction is not consummated and shall be payable to the Executive in a lump sum no later than the date the definitive agreement expires or terminates without consummation of the transaction. In addition, in the event of the Executive’s Involuntary Termination, all of the Executive’s then-outstanding stock options shall be immediately vested and exercisable. The Company shall also continue to reimburse Executive for the insurance premiums provided for in Section 3(h) until the end of the Term. Anything in this Agreement to the contrary notwithstanding, no Severance Payment shall be payable under this Section 4(b) if the Executive’s employment with the Employer ends at the expiration or non-renewal of the Term in accordance with Section 2.

(ii) In the event of the Executive’s Involuntary Termination, the Executive shall continue to participate on the same terms and conditions as are in effect immediately prior to such termination or resignation and at the Employer’s expense in the Employer’s health and medical plans and any other benefits provided to the Executive pursuant to Section 3(g) above at the time of such Involuntary Termination until the end of the Term or until the Executive obtains other employment, whichever occurs first. Anything herein to the contrary notwithstanding, the Employer shall have no obligation to continue to maintain any plan, program or level of benefits solely as a result of this Agreement, except for continuing reimbursement of the insurance premiums provided for in Section 3(h) In the event of the Executive’s death subsequent to his Involuntary Termination, but prior to the payment of the Severance Payment, the Severance Payment shall be paid to the Executive’s Beneficiary (as hereinafter defined).

(iii) The date of termination of employment without Cause shall be the date specified in a written notice of termination to the Executive. The date of resignation for Good Reason shall be the date specified in a written notice of resignation from the Executive to the Employer, provided, however, that no such written notice shall be effective unless the cure period specified in Section 4(a)(iii) (if applicable) above has expired without the Employer having corrected the event or events subject to cure.

        (c) Involuntary Termination in Connection with Certain Changes in Control.

(i) If the Employer undergoes a “Change in Control” (as defined below), that was initiated, either directly or indirectly by Executive and either (x) the Executive’s employment is thereafter terminated under circumstances that would constitute an Involuntary Termination or (y) the Executive undergoes an Involuntary Termination and within 90 days of the Involuntary Termination, the Employer executes a definitive agreement to enter into a transaction the consummation of which would result in a “Change in Control” and such transaction is actually consummated, the termination of the Executive’s employment shall be treated as an Involuntary Termination under Section 4(b)(i) and the Executive’s Severance Payment shall be computed in accordance with that section. This Section 4(c)(i) shall not apply in the event that the closing price of the Employer’s common stock on the date of the Change in Control is at least 20% greater than the closing price of the Employer’s common stock on the Effective Date of this Agreement.

(ii) If the Employer undergoes a “Change in Control” (as defined below), that was (w) not initiated, either directly or indirectly by Executive or, (x) notwithstanding that it was initiated either directly or indirectly by the Executive, the closing price of the Employer’s common stock on the date of the Change in Control is at least 20% greater than the closing price of the Employer’s common stock on the Effective Date of this Agreement, and either (y) the Executive’s employment is thereafter terminated under circumstances that would constitute an Involuntary Termination or z) the Executive undergoes an Involuntary Termination and within 90 days of the Involuntary Termination, the Employer executes a definitive agreement to enter into a transaction the consummation of which would result in a “Change in Control” and such transaction is actually consummated, the Executive shall receive a Change in Control Severance Payment in lieu of any other Severance Payment payable under this Agreement. To the extent that the Employer has made any Severance Payment to the Executive prior to the Change in Control, the payments made under this Section 4(c)(ii) shall be reduced so that the total amounts payable as a result of the Executive’s termination do not exceed an amount equal to the Change in Control Severance Payment.

(iii) Change in Control Severance Payment means that the Employer shall pay as severance to the Executive, not later than thirty (30) days following the date of termination, a lump sum severance payment equal to 2.99 times the average of the annual compensation (“Average Annual Compensation”) which was payable to the Executive by the Company and includible in the Executive’s gross income for Federal income tax purposes for the most recent five (5) taxable years ending before the date on which the Change in Control occurs (the “Base Period”). The amount of the Executive’s Average Annual Compensation shall be determined in accordance with regulations promulgated under section 280G(d) of the Code. In computing the Executive’s Average Annual Compensation, compensation payable to the Executiveu by the Company shall include every type and form of compensation includible in the Executive’s your gross income in respect of the Executive’sr employment by the Company, including bonuses of any type and including compensation income recognized as a result of the Executive’s exercise of stock options or sale of the stock so acquired, except to the extent otherwise provide in regulations promulgated under section 280G(d) of the Code. In the event that any portion of the Executive’s compensation is not subject to U.S. Federal Income Tax during the Base Period, all such compensation shall be deemed to be subject to U.S. Federal Income tax for purposes of making the calculations set forth in this Section.

(iv)Legal Fees and Expenses. The Employer shall also pay to the Executive all legal fees and expenses incurred by the Executive as a result of seeking to obtain or enforce any right or benefit provided by this Section.

(v) All payments are conditioned upon the Executive’s execution of a customary release of all claims against the Employer, successor, officers, directors, employees and its affiliates, if any, in a form prescribed by the Employer.

(vi) Notwithstanding any other provision in this Agreement, in the event that any payments to the Executive under this Agreement would result in the denial of a deduction to the Employer under Section 280G of the Code, or the imposition of an excise tax upon the Executive under Section 4999 of the Code, the amounts otherwise payable under this Agreement will be reduced to the extent necessary to entitle the Employer to a deduction for the full amounts payable to the Executive and to prevent the imposition of an excise tax upon the Executive.

        (d)        “Change in Control” means (A) the consummation of a merger or consolidation of the Employer, with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s issued shares or securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the Employer immediately prior to such merger, consolidation or other reorganization; (B) the sale, transfer or other disposition of all or substantially all of the Employer’s assets (C) a change in the composition of the Board, as a result of which fewer than 40% of the incumbent directors are directors who had been directors of the Employer on the date 24 months prior to the date of the event that may constitute a Change in Control; (D) any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities of the Employer representing at least 50% of the total voting power represented by the Employer’s then outstanding voting securities (e.g., issued shares). The term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Employer or of any subsidiary of the Employer and (ii) a company owned directly or indirectly by the shareholders of the Employer in substantially the same proportions as their ownership of the ordinary shares of the Employer.

(e) In the event of the Executive’s death subsequent to his Involuntary Termination following a Change in Control, but prior to the payment of the Change in Control Severance Payment, the Change in Control Severance Payment, shall be paid to Executive’s Beneficiary (as hereinafter defined).

(f) Termination Due to Disability. In the event of the Executive’s Disability, the Employer shall be entitled to terminate his employment. In the case that the Employer terminates the Executive’s employment due to Disability, the Executive shall be entitled to payment of the Accrued Obligations, a prorata portion of the Annual Cash Performance Bonuses provided for in Section 3(b) and 3(c) hereof, any unpaid amounts that would become due under Section 3(e), and any disability benefits that are provided under the terms of any plan, program or arrangement referred to in Section 3(g) applicable to the Executive at the time of his Disability. “Disability” shall mean a physical or mental impairment that substantially prevents him from performing his duties hereunder and that has continued for either (i) 180 consecutive days or (ii) any 270 days within a consecutive 360 day period. Any dispute as to whether or not the Executive is disabled within the meaning of the preceding sentence shall be resolved by a physician reasonably satisfactory to the Executive and the Employer, and the determination of such physician shall be final and binding upon both the Executive and the Employer. Any payment due under this Section shall be made within thirty (30) days of the date it is determined that such payment is due.

(g) Death. Except as provided in Sections 4(b)(ii), 4(e) ) and this Section 4(g) , no Salary or benefits shall be payable under this Agreement following the date of the Executive’s death. In the event of the Executive’s death, the Accrued Obligations and a pro rata portion of the Annual Cash Performance Bonuses provided for in Sections 3(b) and 3(c) and any amounts that would become due under 3(e) hereof shall be paid to the Executive’s Beneficiary within 30 days of such death. In the event of the Executive’s death, all of the Executive’s then outstanding stock options shall be immediately vested and exercisable. The Executive’s Beneficiary shall also be entitled to any death benefits that are provided under the terms of any plan, program or arrangement referred to in Section 3(g) applicable to the Executive at the time of death.

(h) Beneficiary. For purposes of this Agreement, “Beneficiary” shall mean the person or persons designated in writing by the Executive to receive benefits under a plan, program or arrangement or to receive the balance of the Severance Payments, if any, in the event of the Executive’s death, or, if no such person or persons are designated by the Executive, the Executive’s estate. No Beneficiary designation shall be effective unless it is in writing and received by the Employer prior to the date of the Executive’s death.

(i) No Mitigation; No Offset. In the event of any termination of his employment hereunder, by the Employer without Cause or by the Executive for Good Reason, the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation provided to the Executive in any subsequent employment.

        5. Protection of the Employer’s Interests.

        Restrictive Covenants; Injunctive Relief. The Executive acknowledges and agrees that (i) the principal business of the Employer is the design, importation and distribution of a broad range of household cutlery, kitchenware, tabletop, cutting boards, pantryware and bakeware products; (ii) he is one of the limited number of persons who has developed, and will continue to develop, that business; (iii) the business of the Employer is conducted throughout the United States; (iv) his work for the Employer has included the identification and solicitation of present and prospective suppliers and customers and the maintenance of supplier and customer relationships and goodwill; (v) the suppliers and customers of the Employer are engaged in supplying and purchasing various types of houseware products including cutlery, kitchenware, tabletop, cutting boards, pantryware and bakeware products; (vi) his work for the Employer has provided him, and will continue to provide him, with confidential and proprietary information including customer and supplier lists and marketing strategies; and (vii) the business of the Employer and the potential for its continued success have been, and will continue to be, dependent on unique personal skills of the Executive and his diligent efforts in implementing those skills on behalf of the Employer and in this regard the services to be provided by him are special, unique and extraordinary. Accordingly, in order to induce the Employer to enter into this Agreement, the Executive covenants and agrees that:

(a)     During the Term and for a period of five years thereafter (together, the “Restricted Period”), the Executive shall not:

        (i)     engage in the business of importing or distributing any cutlery, kitchenware, tabletop, cutting boards, pantryware or bakeware products whatsoever or any other houseware products related to or competitive with the products distributed by the Employer or any of its subsidiaries or engage in any other business engaged in by the Employer or any of its subsidiaries at the time or at any time during the immediately preceding twelve-month period (the “Prohibited Activity”) in the United States for his own account; (b) directly or indirectly enter the employ of, or render any services to, any Person engaged in any Prohibited Activity in the United States; (c) have an interest in any Person engaged in any Prohibited Activity in the United States, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, employee, trustee, consultant or in any other relationship or capacity; provided, however, that the Executive may own directly, or indirectly, solely as an investment, securities of any Person which are traded on any national securities exchange or in the over-the-counter market if the Executive (x) is not a controlling Person of, or a member of a group that controls, the Person or (y) does not directly or indirectly, own 5% or more of any class of securities of the Person;

        (ii)     directly or indirectly hire, engage or retain any Person who at any time within the immediately preceding two (2) year period was a supplier, client or customer of the Employer or any of its subsidiaries, or directly or indirectly solicit, entice or induce any Person to become, a supplier, client or customer of any other Person engaged in any Prohibited Activity; or

        (iii)     directly or indirectly hire, employ or retain any person who at any time within the immediately preceding two (2) year period was an employee of the Employer or any of its subsidiaries or directly or indirectly solicit, entice, induce or encourage any such person to become employed by any other Person.

(b)     During the Restricted Period, the Executive shall keep secret and retain in strictest confidence, and shall not use for the benefit of himself or any other Person except in connection with the business and affairs of the Employer, all confidential or proprietary information of the Employer and its subsidiaries, including, without limitation, trade “know-how”, secrets, consultant contracts, supplier lists, customer lists, pricing policies, cost information, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, new personnel plans, methods of manufacture, technical processes, designs and design projects and other business affairs of the Employer and its subsidiaries learned by the Executive heretofore or during the Term of this Agreement, and shall not disclose them to anyone outside the Employer and its subsidiaries, either during or after his employment by the Employer, except as required in the course of performing duties hereunder or with the Employer’s express written consent; provided, however, that the Executive shall not be bound by the restrictive obligations of this Section 5(b) with respect to any matter that is or becomes publicly known through no act of the Executive or that is permitted by Section 5(a). All memoranda, reports, notes, customer or supplier lists, correspondence, records and other documents (and all copies ) made or compiled by the Executive, or made available to the Executive, concerning the business of the Employer or any of its subsidiaries shall be the Employer’s property and shall be delivered to the Employer promptly upon the termination of the Term.

(c)     The Executive hereby acknowledges that the covenants of the Executive contained in Sections 5(a) and (b) (the “Restrictive Covenants”) are reasonable and valid in all respects and that the Employer is entering into this Agreement in reliance, inter alia, on his acknowledgment. If the Executive breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Employer shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any breach or threatened breach will cause irreparable injury to the Employer and that money damages will not provide an adequate remedy to the Employer. If any court determines that any of the Restrictive Covenants, or any part is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions; and if any court construes any of the Restrictive Covenants, or any part to be unenforceable because of the duration of the provision, the scope of the restrictions, or the area covered thereby, the court shall have the power to reduce the duration or area of the provision and, in its reduced form, the provision shall then be enforceable and shall be enforced.

For     purposes of this Section 5, the term “Person” shall mean an individual, partnership, joint venture, corporation, trust, unincorporated association, other business entity or government or department, agency or instrumentality (whether domestic or foreign).

6. Indemnification; Insurance.

    (a)                      The Employer agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Employer or is or was serving at the request of the Employer as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, the Executive shall be indemnified and held harmless by the Employer to the fullest extent legally permitted or authorized by the Employer’s certificate of incorporation or bylaws or resolutions of the Employer’s Board against all cost, expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Employer or other entity and shall inure to the benefit of the Executive’s heirs, executors or administrators (the “Indemnified Claims”). Provided that the Executive provides the Employer with prompt notice of any such Proceeding or Indemnified Claim, then the Employer shall advance to the Executive all reasonable attorneys fees and expenses incurred by him in connection with a Proceeding or Indemnified Claim within a reasonable time after submission of reasonable documentation of such fees and expenses. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled by law to be indemnified against such fees and expenses.

    (b)        Participation by the Employer. The Employer shall be entitled to participate in any litigation or Proceeding relating to any Indemnified Claims, and after notice from the Employer to the Executive, to assume the defense of such litigation or Proceeding and Indemnified Claim with counsel of its choice at its expense; provided, that such notice shall include an acknowledgment of the Employer’s obligation to indemnify the Executive with respect to such Proceeding and Indemnified Claim.

    (c)        Right to Settle. The Employer shall have the right to settle any litigation, proceeding or claim against the Executive exclusively for money damages as, and to the extent, to which the Employer is liable for indemnification as long as the Executive receives a release from all parties to such litigation. Notwithstanding the foregoing, neither the Employer nor the Executive may settle or compromise any claim over the objection of the other unless the settling party settles such claim at no cost to the other party and obtains a full and unconditional release of the other party; provided, that the consent to settlement or compromise shall not be unreasonably withheld.

        (d)The Employer shall furnish the Executive with coverage under the Employer’s customary director and officer indemnification arrangements in accordance with the Employer’s by-laws and its D&O insurance policies, as in effect from time to time for Executives or Directors at his level.

7. General Provisions.

    (a)        No Other Severance Benefits. Except as specifically set forth in this Agreement, the Executive covenants and agrees that he shall not be entitled to any other form of severance benefits from the Employer, including, without limitation, benefits otherwise payable under any of the Employer’s regular severance plans or policies, in the event his employment ends for any reason and, except with respect to obligations of the Employer expressly provided for herein, the Executive unconditionally releases the Employer and its subsidiaries and affiliates, and their respective directors, officers, employees and stockholders, or any of them, from any and all claims, liabilities or obligations under any severance or termination arrangements of the Employer or any of its subsidiaries or affiliates.

    (b)        Tax Withholding. Section 409A. All amounts paid to Executive hereunder shall be subject to all applicable federal, state and local wage withholding. It is the intention of the parties hereto that this Agreement comply strictly with the provisions of Section 409A of the Internal Revenue Code and Treasury Regulations and other Internal Revenue Service guidance (the “Section 409A Rules”). Accordingly, this Agreement, including, but not limited to, any provisions relating to severance payments, Change in Control payments, and the terms of any grants of restricted stock or options hereunder, including but not limited to the timing of payments may be delayed, ameliorated or amended from time to time as may be necessary or appropriate to comply with, and, where feasible to avoid adverse tax consequences to the Executive under the Section 409A Rules.

    (c)        Notices. Any notice hereunder by either party to the other shall be given in writing by personal delivery, or certified mail, return receipt requested, or (if to the Employer) by telex or facsimile, in any case delivered to the applicable address set forth below:

(i)	To the Employer:
Board of Directors Lifetime Brands, Inc. One Merrick Avenue Westbury, NY 11590
(ii)	To the Executive:
Jeffrey Siegel l35 Split Rock Drive Kings Point , NY 11024

or to such other persons or other addresses as either party may specify to the other in writing.

    (d)        Representation by the Executive. The Executive represents and warrants that his entering into this Agreement does not, and that his performance under this Agreement will not, violate the provisions of any agreement or instrument to which the Executive is a party or any decree, judgment or order to which the Executive is subject, and that this Agreement constitutes a valid and binding obligation of the Executive in accordance with its terms. Breach of this representation will render all of the Employer’s obligations under this Agreement void ab initio.

    (e)            Representation by the Employer. The Employer represents that (i) the execution of this Agreement and the provision of all benefits and grants provided herein have been duly authorized by the Employer, including, where necessary, by the Board and its Compensation Committee, (ii) to the best of its knowledge, the execution, delivery and performance of this Agreement does not violate any law, regulation, order, decree, agreement, plan or corporate governance document of the Employer, and (iii) upon the execution and delivery of this Agreement, it shall be the valid and binding obligation of the Employer enforceable in accordance with its terms.

    (f)            Assignment; Assumption of Agreement. No right, benefit or interest hereunder shall be subject to assignment, encumbrance, charge, pledge, hypothecation or setoff by the Executive in respect of any claim, debt, obligation or similar process, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representatives. This Agreement shall be binding upon and shall inure to the benefit of the Employer, its successors and assigns. The Employer will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation, operation of law or otherwise) to all or substantially all of the business or assets of the Employer to assume expressly and to agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession or assignment had taken place. The term “the Employer” as used herein shall include any such successors and assigns.

    (g)            Amendment. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing and signed by the parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

    (h)            Severability. If any term or provision hereof is determined to be invalid or unenforceable in a final court or arbitration proceeding, (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

    (i)            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (determined without regard to the choice of law provisions thereof), and the parties consent to jurisdiction in the United States District Court for the Southern District of New York.

    (j)            Entire Agreement. This Agreement contains the entire agreement of the Executive, the Employer and any predecessors or affiliates thereof with respect to the subject matter hereof and all prior agreements, term sheets, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof are superseded hereby.

    (k)            Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed an original, but both such counterparts shall together constitute one and the same document.

    IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first written above.

LIFETIME BRANDS, INC.
By: /s/ Ronald Shiftan
Name: Ronald Shiftan Title: Chief Operating Officer
EXECUTIVE
/s/ Jeffrey Siegel
JEFFREY SIEGEL